Exhibit 99.3

PRESS RELEASE

For Immediate Release

Vantage Drilling International Issues Conditional Notice of Redemption for all of its Outstanding Second Lien Notes

HOUSTON, November 14, 2018—Vantage Drilling International (“Vantage” or the “Company”) announced today that it has issued a conditional notice of redemption (the “Redemption”) for all of its outstanding 10% Senior Secured Second Lien Notes due 2020 (the “Notes”), such redemption to occur on December 14, 2018, or such later date as the Company may determine, in its sole discretion, as may be necessary for the satisfaction or waiver of the Financing Condition (as defined below) (such date, as it may be extended, but in any event not later than 60 days from the date of the notice, the “Redemption Date”), subject to the satisfaction or waiver of the Financing Condition, at a redemption price equal to 100.0% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date on the principal amount of the Notes to be redeemed (together, the “Redemption Price”).

The consummation of the Redemption on the Redemption Date shall be subject to the receipt by the Company of proceeds from a proposed issuance of securities on terms reasonably satisfactory to the Company, in its sole discretion and subject to applicable law, generating net proceeds in an amount that is sufficient to effect the redemption of the Notes and the repayment of all amounts outstanding under the Company’s Second Amended and Restated Credit Agreement, dated February 10, 2016, including the payment of any premiums, accrued interest, and costs and expenses incurred in connection therewith (the “Financing Condition”). Accordingly, none of the Notes shall be deemed due and payable on the Redemption Date unless and until the Financing Condition is satisfied or waived by the Company.

The Second Lien Notes were issued in 2016 and the outstanding principal amount is $76,125,000.

The notice of redemption is being distributed to all registered holders of the Notes by U.S. Bank National Association.

This press release is for informational purposes only and does not constitute an offer to sell, a solicitation of an offer to purchase, or an offer to purchase with respect to, any securities.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

About Vantage Drilling International

Vantage Drilling International, a Cayman Islands exempted company, is an offshore drilling contractor, with a fleet of three ultra-deepwater drillships and four premium jackup drilling rigs. Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells globally for major, national and independent oil and natural gas companies. Vantage also provides construction supervision services and preservation management services for, and will operate and manage, drilling units owned by others.